Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS FOR 2004

Newport, New Hampshire – January 26, 2005 – New Hampshire Thrift Bancshares, Inc. (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the year ended December 31, 2004 of $5,098,093,or $2.40 per share (fully diluted), compared to $5,771,453,or $2.84 per share (fully diluted), for the year ended December 31, 2003, a decrease of 11.67%. For the quarter ended December 31, 2004, NHTB recorded net income of $1,254,915, or $0.59 per share (fully diluted), compared to $1,312,461,or $0.65 per share (fully diluted), for the fourth quarter ended December 31, 2003, a decrease of 4.38%. The Company’s returns on average assets and equity for the year ended December 31, 2004 were 0.88% and 12.41% respectively, compared to 1.15% and 15.83%, respectively, in 2003.

The decrease in net income in the amount of $673,360 for the year ended December 31, 2004 was primarily due to the pre-tax write-off of amortization expense in the amount of $758,408 and pre-tax carrying costs of approximately $251,000 resulting from the redemption of the Company’s $16,400,000 Trust Preferred Securities (TPS) during the third quarter ended September 30, 2004. Going forward, the Bank expects to save approximately $500,000 annually in interest expense from the refinancing of the TPS. In addition, earnings for the fourth quarter ended December 31, 2004, were negatively impacted by the application of an alternative accounting treatment in costs associated with a pre-existing supplemental retirement plan in the pre-tax amount of $176,000. Earnings for the year ended December 31, 2004 would have been comparable to those of 2003 if these charges had not been made. Also contributing to the change in earnings was a drop in mortgage loan re-financings. During 2004, the Bank originated $210,655,287 in real estate mortgage loans, compared to $310,272,897 in 2003. For the year ended December 31, 2004, the net gain on the sales of loans originated for sale amounted to $595,231, compared to $3,420,714 for the same period in 2003, a decrease of $2,825,483. This decrease was offset by an increase of $3,009,299 in net interest income, which was created by a 19.90% increase in net loans, compared to year ended December 31, 2003. For the quarter ended December 31, 2004, the net gain on the sales of loans originated for sale amounted to $139,035, compared to $416,959 for the same period in 2003, a decrease of $277,924. This decrease was offset by an increase in the amount of $517,231 in net interest income.

Total assets increased $69,267,851, or 13.16% to $595,514,082 at December 31, 2004 from $526,246,231 at December 31, 2003. Loans increased $69,356,375, or 19.90%, from $348,471,365 at December 31, 2003 to $417,827,740 at December 31, 2004. A high demand for the Bank’s adjustable rate loan products, coupled with a slowdown in mortgage loan refinancings, contributed to the increase in loans outstanding as the Bank kept a higher percentage of loans in portfolio. Due to the increase in portfolio loans, the Bank’s loan servicing portfolio increased slightly to $293,569,964 at December 31, 2004, as compared to $289,825,192 at December 31, 2003, or 1.29%. At December 31, 2004, the Bank’s net interest rate spread was 3.53%, compared to 3.96% at December 31, 2003.

Total deposits and repurchase agreements increased $5,878,877, or 1.33%, to $446,719,548 at December 31, 2004 from $440,840,671 at December 31, 2003. Shareholders’ equity of $43,835,017 resulted in a book value of $21.04 per share based on 2,083,590 shares of common stock outstanding at December 31, 2004, an increase of $1.56 per share, or 8.01%, from a year ago. Total shares outstanding increased by 74,900 due to the exercise of employee stock options, which contributed $1,397,998 to capital.

As previously announced, a regular quarterly dividend of $0.25 per share, an increase of 11.11%, is payable on January 31, 2005 to shareholders of record as of January 24, 2005.

New Hampshire Thrift Bancshares, Inc. is the parent company of Lake Sunapee Bank, fsb, and a federally-chartered stock savings bank providing a wide range of banking and financial services throughout the Dartmouth-Lake Sunapee-Kearsarge Region of west-central New Hampshire.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s present expectations or beliefs concerning future events. The Company cautions that these forward-looking statements are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from indicated herein. The Company has no obligation to update any forward-looking statements upon the occurrence of future events. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended		Twelve Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
Interest Income	$6,503,183	$5,718,654	$25,284,584	$21,493,692
Interest Expense	1,606,975	1,339,677	6,517,250	5,735,657
Net Interest Income	4,896,208	4,378,977	18,767,334	15,758,035
Provision for Loan Losses	—	24,999	74,997	99,996
Noninterest Income	1,036,221	1,085,734	4,074,567	6,330,577
Noninterest Expense	3,953,204	3,340,551	14,505,301	12,710,641
Income Taxes	724,310	786,700	3,163,510	3,506,522
Net Income	1,254,915	1,312,461	5,098,093	5,771,453
Earnings Per Common Share, basic	$.60	$.66	$2.46	2.92
Earnings Per Common Share, assuming dilution (1)	$.59	$.65	$2.40	2.84
Dividends Declared	$.23	$.18	$.90	.72

	As of 12/31/04	As of 12/31/03
Total Assets	$595,514,082	$526,246,231
Loans	417,827,740	348,471,365
Reserve for Loan Losses	4,019,450	3,898,650
Investment Securities, net	123,420,511	126,178,697
Federal Funds Sold	8,300,000	6,418,370
Total Deposits	433,071,579	428,476,547
Federal Home Loan Bank Advances	75,000,000	22,000,000
Guaranteed preferred beneficial interest in junior subordinated debentures	—	16,400,000
Subordinated Debentures	20,620,000	—
Shareholders’ Equity	43,835,017	39,124,596
Book Value of Shares Outstanding	$21.04	$19.48
Tier I Core Capital to Assets	7.87%	7.56%
Shares Outstanding	2,083,590	2,008,690
Return on Average Assets	0.88%	1.15%
Return on Average Equity	12.41%	15.83%
Non-performing Assets as a % Total Assets	0.05%	0.22%

(1)	Diluted earnings per share are calculated using the weighted-average of shares outstanding for the period, including common stock equivalents, as appropriate.